Exhibit 2.2

AMENDMENT TO

PURCHASE AND CONTRIBUTION AGREEMENT

This AMENDMENT to the PURCHASE AND CONTRIBUTION AGREEMENT (this “Amendment”) is made and entered into on June 29, 2009, by and between (i) Carrier Corporation, a Delaware corporation (“Seller”) and (ii) Watsco, Inc., a Florida corporation (“Buyer”) (collectively, the “Parties,” and each individually, a “Party”).

Recitals

A. WHEREAS, on May 3, 2009 Seller and Buyer entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) under which, among other things, Buyer is to acquire, directly or indirectly, a 60% membership interest in the Company, following which Buyer will own, directly or indirectly, 60% of the Company, Seller will own 39% of the Company, the 1% Holder will own 1% of the Company and the Company will own the Comfort Products Contributed Assets and will have assumed the Comfort Products Liabilities;

B. WHEREAS, the Purchase and Contribution Agreement contemplates that, on or prior to the Closing Date, the Parties shall enter into an amendment to the Purchase and Contribution Agreement addressing, among other things, the allocation of assets and liabilities comprising the Head Office and the allocation of employees of Seller and its Affiliates who are, immediately prior to the Closing, primarily employed in the business of the Head Office (the “Head Office Amendment”); and

C. WHEREAS, the Parties desire to enter into the Head Office Amendment and amend certain other provisions of the Purchase and Contribution Agreement, in each case as set forth below.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Purchase and Contribution Agreement.

2.	Recital A of the Purchase and Contribution Agreement is hereby amended by replacing the words “Carrier Enterprises, LLC” with the words “Carrier Enterprise, LLC”.

3.	Section 1.01 of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

1.01 Restructuring Transactions. Seller shall, and, to the extent applicable, shall cause its Subsidiaries to (a) before the Closing, transfer and convey to the Company all of Seller’s right, title and interest in and to the equity interests in the Division Entities and, prior to the Closing Date, contribute membership interests in the Company which after giving effect to the issuance of membership interests pursuant to Section 1.02(b) will be equal to one percent (1%) of the outstanding membership interests in the Company immediately after Closing to the 1% Holder and (b) take all actions necessary such that, from and after the Closing, (i) the Company and Division Entities shall not contain the assets or liabilities comprising the California Business, the Northeast Business or the Applied Business or the inventory subject to the Consignment Agreement and (ii) the Head Office shall reflect the consummation of the transactions and other actions contemplated by Exhibit J (collectively, the “Restructuring”).

4.	Exhibit J in the form attached as Annex A hereto is hereby added as Exhibit J to the Purchase and Contribution Agreement.

5.	Section 5.01(a) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

(a) Employment Continuity. JV Employees are intended to have continuity of employment upon the Closing. Subject to Exhibit J, no later than immediately prior to the Closing, Seller or its appropriate Affiliate shall transfer the employment of each Carrier Transferred Employee not employed by the Company or a Subsidiary thereof to the Company or a Subsidiary thereof. Subject to Exhibit J, no later than immediately prior to the Closing, Seller or its appropriate Affiliate shall transfer any employee of the Company and its Subsidiaries who is not a Carrier Transferred Employee to Seller or one of its Affiliates other than the Company or a Subsidiary thereof. No later than December 31, 2009, Buyer shall cause the Company to make an offer of employment to each Comfort Employee, effective as of January 1, 2010.

6.	Section 5.01(d) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

(d) Seller Plans. (i) Subject to Exhibit J, Seller and its Subsidiaries shall remain solely responsible for all liabilities incurred prior to the Closing by Carrier Transferred Employees under Seller Plans, and (ii) Buyer and its Subsidiaries shall, subject to the terms of the Comfort Products Transition Services Agreement, remain solely responsible for all compensation and employee benefit liabilities incurred prior to January 1, 2010 (or, if later, the date of commencement of employment of the applicable Comfort Employee with the Company) by Comfort Employees. With respect to the period from the Closing Date through December 31, 2009, (x) Carrier Transferred Employees shall continue to participate in welfare benefit plans maintained by Seller and its Affiliates and (y) Comfort Employees shall remain employed by Buyer and its Affiliates, in each case in accordance with the provisions of the Transition Services Agreement or Comfort Products Transition Services Agreement, as applicable. Following December 31, 2009, the Company shall be solely responsible for compensation and employee benefit plans for all JV Employees.

7.	Section 5.01(e) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

(e) Successor Employer. With respect to Carrier Transferred Employees, Seller and the Company shall, and shall cause their respective Subsidiaries to, to the extent permitted by applicable law or practicable, (i) treat the Company (or its applicable Subsidiary) as a “successor employer” and Seller (or its applicable Subsidiary) as a “predecessor,” within the meaning of Section 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA with respect to each such JV Employee for the calendar year within which the Closing occurs and (iii) file tax returns, exchange wage payment information and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 to each such JV Employee for the calendar year within which the Closing occurs, consistent with Section 4.02(1) of Revenue Procedure 2004-53.

8.	Section 5.03 of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

5.03 Intentionally left blank.

9.	Section 5.04 of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

5.04 Comfort Products Transition Services. Each Party shall endeavor to reach agreement upon the full terms and conditions of a transition services agreement (“Comfort Products Transition Services Agreement”) relating to Comfort Products, the Comfort Products Contributed Assets and the Comfort Products Liabilities, and, subject to the foregoing, on the Closing Date, Seller, Buyer and the Company shall enter into the Comfort Products Transition Services Agreement

10.	Section 5.05 of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

5.05 Intentionally left blank.

11.	Section 7.02 of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

7.02 Further Assurances. Following the Closing, Seller and Buyer shall, and shall cause their respective Subsidiaries to, execute and deliver such documents, and take such other action, as shall be reasonably requested by the Company or the other Party to carry out the transactions contemplated by this Agreement, including (i) assigning or transferring back to Buyer (or a Subsidiary thereof) any Comfort Products Excluded Asset or Comfort Products Excluded Obligation, (ii) assigning or transferring to the Company (or a Subsidiary thereof) any (A) Comfort Products Contributed Asset or Comfort Products Liability contemplated hereby to be assigned or transferred prior to or at the Closing which was not so assigned or transferred prior to or at the Closing and (B) Accepted Obligations to the extent a part of or related to the assets and liabilities comprising the Head Office not included in the definition of Seller Excluded Businesses, (iii) assigning or transferring back to Seller (or a Subsidiary thereof), within fifteen (15) days following the Closing, (A) all cash balances held by the Company and the Division Entities as at Closing and (B) any intercompany obligations as at Closing (other than trade payables arising in the ordinary course of business owed by the Company or the Division Entities) between the Company and the Division Entities, on the one hand, and Seller and its Affiliates (other than the Company and the Division Entities), on the other hand, and (iv) assigning or transferring back to Seller (or a Subsidiary thereof) any (A) assets or liabilities comprising the Seller Excluded Businesses contemplated hereby to be assigned or transferred prior to or at the Closing which were not so assigned or transferred prior to or at the Closing, and (B) Excluded Obligations. Seller and Buyer shall, and each shall cause its Affiliates, employees, consultants and agents to, take all reasonable actions necessary, or reasonably requested by the Company or the other Party, to facilitate the orderly transition of the management of the Company, the Division Entities and Comfort Products and the maintenance of all relationships in connection therewith.

12.	Section 8.02(b)(i) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows

(i) Seller shall indemnify and hold harmless Buyer from and against all Damages resulting from (A) liabilities for Company Taxes for any Pre-Closing Tax Period, (B) Company Taxes with respect to any taxable period pursuant to any obligation (whether legal, as a transferee, contractual, or otherwise) to contribute to the payment of a Tax determined on a consolidated, combined or unitary or other group basis with respect to a group of corporations that includes or included the Company or any of its Subsidiaries at any time before the Closing, including any such obligation arising under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign law, (C) any breach of any of the covenants required to be performed by Seller or the 1% Holder under this Section 8.02, (D) Taxes for any Post-Closing Tax Period of, or with respect to, the assets and liabilities of the Head Office that are included in the definition of Seller Excluded Businesses, and (E) without duplication of amounts contained in (A), (B), (C) or (D), the failure of the representation contained in Section 8.01(e) to be true and correct except, in each case, (a) to the extent such Taxes are reflected as a liability on the Final Statement on Company Working Capital, (b) any liability for Taxes arising from any action or transaction by Buyer, Company or any of its

Subsidiaries outside of the ordinary course of business on the Closing Date after the Closing and (c) any liability for transfer, sales, use and other similar non-income Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement, including all such non-income Taxes resulting from the Restructuring described in Section 1.01.

13.	Section 8.02(b)(ii) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

(ii) The Buyer shall cause the Company to indemnify and hold harmless Seller and its Affiliates and Buyer and its Affiliates from all liability for (A) Company Taxes (such liabilities to be paid entirely by the Company in all circumstances), other than Company Taxes covered by Section 8.02(b)(i), which shall be paid entirely by Seller in all circumstances, (B) any breach of any of the covenants required to be performed, or cause to be performed, by the Company under this Section 8.02 and (C) Taxes, other than Company Taxes, for any Post-Closing Tax Period of, or with respect to, the assets and liabilities of the Head Office that are not included in the definition of Seller Excluded Businesses.

14.	Sections 10.01(e), (f), (g) and (h) of the Purchase and Contribution Agreement are hereby amended and restated to read in their entirety as follows:

(e) Seller and the Company shall have entered into the Transition Services Agreement in a form and substance acceptable to Buyer and Seller; and

(f) Intentionally left blank.

(g) Seller, Buyer, and the Company shall have entered into the Comfort Products Transition Services Agreement in a form and substance acceptable to Buyer and Seller.

(h) Intentionally left blank.

15.	Section 13.01(4) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

(4) Accepted Obligations. The term “Accepted Obligations” means all (a) liabilities and obligations of the Company and the Division Entities as at Closing, other than Excluded Obligations and other than liabilities or obligations in respect of Company Taxes, but including, without limiting the foregoing, obligations other than Company Taxes to the extent reflected on the Acquisition Balance Sheet, as well as (b) any liabilities for which reserves are included on the books and records of the Company pursuant to Section 5.24, to the extent such reserves are so taken and (c) any liability or obligation to the extent a part of or related to the assets and liabilities comprising the Head Office not included in the definition of Seller Excluded Businesses.

16.	Section 13.01(13) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

(13) Ancillary Agreements. The term “Ancillary Agreements” shall mean the Operating Agreement, the Transition Services Agreement, the Comfort Products Transition Services Agreement, the Shareholder Agreement, the Distributor Agreements, the Consignment Agreement and the Trade Name Agreement.

17.	Section 13.01(97) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

(97) Intentionally left blank.

18.	Section 13.01(123) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

(123) Intentionally left blank

19.	Section 13.01(45) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

(45) Comfort Employees. The term “Comfort Employees” shall mean the individuals listed on Exhibit A to the Comfort Products Transition Services Agreement.

20.	Section 13.01(129) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

(129) JV Employees. The term “JV Employees” shall mean (i) the Carrier Transferred Employees and (ii) the Comfort Employees, provided that a Comfort Employee shall become a JV Employee only if and when such Comfort Employee commences employment with the Company or its Subsidiaries.

21.	Section 13.01(144) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

(144) Northeast Business. The term “Northeast Business” means any and all business of the Company conducted in the states of Connecticut, New York, Massachusetts, Maine, New Jersey, Pennsylvania, Rhode Island, Vermont, New Hampshire, Ohio and West Virginia (in the case of each of Ohio and West Virginia, other than in respect of counties within such states designated as a portion of the “Territory” in a Distributor Agreement (where the Company is a named party) applies) including the distribution and sale of products, equipment, parts and accessories by the Company in such states or from business locations in such states other than to any locations to which a Distributor Agreement (where the Company is a named party) applies.

22.	Section 13.01(194) of the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as follows:

(194) Seller Excluded Business. The term “Seller Excluded Businesses” shall mean the California Business, the Northeast Business, the Applied Business and the assets and liabilities comprising the Head Office intended to be held by Seller or its Affiliates pursuant to Exhibit J.

23.	Exhibit E to the Purchase and Contribution Agreement is hereby amended and restated to read in its entirety as set forth on Annex B hereto.

24.	No Further Amendment. Except as expressly amended hereby, the Purchase and Contribution Agreement remains in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Purchase and Contribution Agreement or any of the documents referred to therein.

25.	Effect of Amendment. This Amendment shall form a part of the Purchase and Contribution Agreement for all purposes, and each Party shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Purchase and Contribution Agreement shall be deemed a reference to the Purchase and Contribution Agreement as amended hereby.

26.	Governing Law. The provisions of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

27.	Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Amendment shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

28.	Multiple Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

EXECUTED as of the date first written above.

SELLER:

CARRIER CORPORATION

By:	/s/ William F. Striebe
Name:	William F. Striebe
Title:	Vice President, Business Development

BUYER:

WATSCO, INC.

By:	/s/ Barry S. Logan
Name:	Barry S. Logan
Title:	Senior Vice President

[Signature Page to Amendment to Purchase and Contribution Agreement]